UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): May 2, 2014
Cavco Industries, Inc.
(Exact name of registrant as specified in its charter)

Delaware	000-08822	56-2405642
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1001 North Central Avenue, Suite 800, Phoenix, Arizona	85004
(Address of principal executive offices)	(Zip Code)
Registrant's telephone number, including area code: (602) 256-6263
Not applicable
(Former name or former address if changed from last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

On May 2, 2014, the Compensation Committee (the “Compensation Committee”) of the Board of Directors (the “Board”) of the Company approved incentive compensation plans for Daniel L. Urness, Chief Financial Officer, Vice President and Treasurer; and Charles E. Lott, President of the Company's subsidiary, Fleetwood Homes, Inc., for fiscal year 2015.

Under Mr. Urness's incentive compensation plan, he is eligible to receive incentive compensation based upon the Company's pre-tax income for the fiscal year ending March 28, 2015. Under the terms of his plan, Mr. Urness is eligible to receive incentive compensation equal to (i) 0.8% of the first $23,000,000 in pre-tax income of the Company; (ii) 0.5% of pre-tax income of the Company between $23,000,001 and $30,000,000; and (iii) 0.4% of pre-tax income of the Company greater than $30,000,000. Mr. Urness will be paid in cash at the conclusion of the fiscal year ending March 28, 2015.

Under Mr. Lott’s incentive compensation plan, he is eligible to receive a cash payment equal to (i) 1.5% of fiscal year 2015 pre-tax income for each of the two business units he oversees up to target pre-tax income levels for each business unit, respectively (the “Target Bonus”); and (ii) 5% of the amount by which fiscal year 2015 pre-tax income exceeds target pre-tax income levels for each of the two business units he oversees (the “Improvement Bonus”). The Target Bonus will be paid semiannually; the first payment shall be made after the conclusion of the second fiscal quarter, and the second payment after the conclusion of the fiscal year ending March 28, 2015. The Improvement Bonus will be paid after the conclusion of the fiscal year ending March 28, 2015.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CAVCO INDUSTRIES, INC.
By:	/s/ James P. Glew
	Name: Title:	James P. Glew General Counsel and Secretary

Date: May 8, 2014